Exhibit 99.1

Ecoark Announces $20 Million Registered Direct Offering Priced at a Premium to Market

SAN ANTONIO, Aug. 4, 2021 (GLOBE NEWSWIRE) -- Ecoark Holdings, Inc. (“Ecoark) (NASDAQ: ZEST), today announced that it has entered into definitive agreements with several institutional investors for the issuance and sale of an aggregate of 3,478,261 shares of its common stock and warrants to purchase up to an aggregate of 3,478,261 shares of its common stock at a purchase price of $5.75 per share of common stock and related warrant in a registered direct offering priced at-the-market under Nasdaq rules. The warrants have an exercise price of $5.75 per share, will become exercisable upon the Company increasing its authorized capital stock to 40 million shares, and will expire three and half (3.5) years following the date the warrants first become exercisable. The closing of the offering is expected to occur on or about August 6, 2021, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds from the offering are expected to be approximately $20 million before deducting placement agent fees and other offering expenses. The Company currently intends to use the net proceeds from the offering for growth capital, working capital, and general corporate purposes.

The securities described above are being offered and sold by Ecoark in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333--249532), including a base prospectus previously filed with the Securities and Exchange Commission (the “SEC”) on October 16, 2020 and became effective on December 29, 2020. The offering of such securities will be made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement and the accompanying base prospectus may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ecoark Holdings, Inc.

Founded in 2011, Ecoark is a diversified holding company. The company has three wholly owned subsidiaries: Zest Labs, Inc. (“Zest Labs”), Banner Midstream Corp (“Banner Midstream”) and Trend Discovery Holdings (“Trend Discovery”). Zest Labs, offers the Zest Fresh™ solution, a breakthrough approach to quality management of fresh food, is specifically designed to help substantially reduce the $161 billion amount of food loss the U.S. experiences each year. Banner Midstream is engaged in oil and gas exploration, production, and drilling operations on over 30,000 cumulative acres of active mineral leases in Texas, Louisiana, and Mississippi. Banner Midstream also provides transportation and logistics services and procures and finances equipment to oilfield transportation services contractors. Trend Discovery invests in a select number of early-stage startups each year as part of the fund’s Venture Capital strategy; we are open-minded investors with a founder-first mentality. Trend Discovery LP has an audited track record of uncorrelated outperformance of the S&P 500 since inception.

ZEST FRESH™ and Zest Labs™ are trademarks of Zest Labs, Inc.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to our ability to satisfy the closing conditions of the offering, the timing of the closing, our intended use of proceeds and other statements that are not statements of historical fact. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors, such as market and other conditions, many of which are outside management’s control. Important factors that could cause actual results to differ from those in the forward looking statements include market and other conditions, the completion of the registered direct offering, the satisfaction of customary closing conditions related to the registered direct offering, the intended use of net proceeds from the registered direct offering and the receipt of the required shareholder approval to increase the authorized capital. Additional risks and uncertainties risks and uncertainties are identified and discussed in Ecoark’s filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2021. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Additional factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

Investor Relations:
Marc Silverberg
ICR
marc.silverberg@icrinc.com